Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

June 16, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of June 1, 2009 on the audited financial statements of Vacation Home Swap, Inc. as of April 30, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

____________________________

Chang G. Park, CPA

San Diego, CA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board